SETTLEMENT AGREEMENT AND GENERAL RELEASE
THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE (this “Agreement”) is dated as of June 20, 2014 and entered into by and among Global Eagle Entertainment, Inc., a Delaware corporation (“GEE”), GEE Content Services Corporation, a Delaware corporation and wholly owned subsidiary of GEE (“Content Services”), GEE Newco Corporation, a Delaware corporation and wholly owned subsidiary of GEE (“Newco”), PMG California, Inc., a Canadian corporation and wholly owned subsidiary of GEE (“PMG California”), DTI Software FZ-LLC, a UAE limited liability company and affiliate of GEE (“DTI Software”), Global Eagle Entertainment Luxembourg II S.a.r.l., a Luxembourg corporation and affiliate of GEE (“GEE Luxembourg,” and, collectively with Content Services, Newco, PMG California, DTI Software and GEE, the “Buyer”), Warnani PM, LLC, a California limited liability company formerly known as Post Modern Edit, LLC, a California limited liability company dba Post Modern Group, LLC (“PMG”), on its own behalf and on behalf of each of the Affiliates of PMG listed on Exhibit A to this Agreement (sometimes collectively with PMG, the “PMG Companies”), Richard Warren, an individual (“Warren”), and Hamid Samnani, an individual (“Samnani” and, together with Warren, each a “Seller” and collectively, the “Sellers”). Buyer, the PMG Companies and the Sellers are sometimes referred to herein, individually as a “Party,” and collectively as the “Parties.”
RECITALS
A.    Under the terms of that certain Asset Purchase Agreement dated as of May 8, 2013, as amended to date (the “Asset Purchase Agreement”) by and among Buyer, the PMG Parties and the Sellers, Buyer purchased substantially all of the assets of the Business and assumed certain liabilities relating thereto.
B.    Pursuant to the Asset Purchase Agreement, certain Net Working Capital and balance sheet-based adjustments were to be made to the Purchase Price following the Closing, Sellers were entitled to the payment of the Released Cash in certain circumstances and the PMG Companies were entitled to the Earn-out Payments upon satisfaction of certain performance goals (“collectively, the “Post-Closing Payments”).
C.    The Parties wish to resolve all issues relating to the Post-Closing Payments, on the terms and subject to the conditions set forth in this Agreement. In that regard, the PMG Companies and the Sellers wish to release Buyer from any and all claims relating to such Post-Closing Payments, as further set forth below.
D.    All capitalized terms not otherwise defined herein shall have the meanings therefor, as set forth in the Asset Purchase Agreement.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the adequacy and receipt of which are hereby expressly acknowledged, each of the parties hereto, intending to be legally bound, agrees as follows:
1.    No Admission of Liability. The Parties agree that the terms and conditions set forth in this Agreement, and the performance of the acts required by each such party, do not constitute an admission of liability, culpability, negligence or wrongdoing on the part thereof, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing thereby. The parties specifically acknowledge and agree that each party denies any liability for any matter released hereunder.
2.    Settlement of Post-Closing Payments. In exchange for the waiver and release of any and all claims of the PMG Companies and the Sellers to the Post-Closing Payments, as further set forth in Section 3 below, Buyer agrees to the following (collectively, the “PMG Settlement Payments”):
(a) Within ten (10) Business Days of the execution of this Agreement by the PMG Companies and the Sellers, Buyer shall make a cash payment of $1.25 million via the wire transfer of immediately available funds to the account(s) identified by the Sellers at least one (1) Business Day prior thereto (the “Sellers’ Accounts”);
(b) Commencing on October 1, 2014 and on each of January 1, 2015, April 1, 2015 and July 1, 2015, Buyer shall make a cash payment of $312,500 via the wire transfer of immediately available funds to the Sellers’ Accounts; and
(c) Within ten (10) Business Days of the execution of this Agreement by the PMG Companies and the Sellers, Buyer shall instruct the Escrow Agent to release fifty percent (50%) of the Escrow Shares held thereby to the Sellers and/or the PMG Companies, in the manner as designated in writing by the Sellers at least one (1) Business Day prior to such release. Any and all remaining Escrow Shares held in Escrow shall be subject to the terms, conditions and restrictions of the Escrow Agreement.
(d) Sellers hereby agrees to indemnify and hold Buyer harmless from any and all losses, liabilities, damages, claims and causes of actions arising from or related directly or indirectly to any federal, state or local income taxes that may be due from Sellers or Buyer resulting from the payment of the amounts called for in Sections 2(a) and (b) above.
3.    Release of Claims.
(a)    Release by Sellers and the PMG Companies. In consideration for the PMG Settlement Payments, each of the Sellers and each of the PMG Companies, for himself and his heirs, successors and assigns and for each of the current and former parent corporations, subsidiaries, affiliates, employee benefit plans and related entities or corporations, and their past and present officers, directors, shareholders, employees, creditors, fiduciaries, agents, employees, partners, attorneys, representatives, promoters, heirs, predecessors, successors, and assigns of each of the PMG Companies, does hereby waive, release, acquit and forever discharge Buyer and each of its current, former, and future parent corporations, subsidiaries, affiliates, employee benefit plans and related entities or corporations, and their past and present officers, directors, shareholders, employees, creditors, fiduciaries, agents, employees, partners, attorneys, representatives, promoters, heirs, predecessors, successors, and assigns, in their capacity as such (each a “Buyer Released Party”), from any and all claims, actions, charges, complaints, grievances and causes of action (hereinafter collectively referred to as the “PMG Released Claims”), of whatever nature, whether known or unknown, which exist or may exist on behalf of any Seller or any PMG Company against any Released Party as of the date of this Agreement, including but not limited to any and all Released Claims arising out of or relating to any remaining amounts due under the Asset Purchase Agreement, including without limitation, any of the Post-Closing Payments, but excluding each PMG Excluded Claim, as defined below. Each of the Sellers and the PMG Companies understand and agree that he and it is waiving any and all rights that such Party may have had, now has, or in the future may have, to pursue any and all remedies available to any such Party under any cause of action, including without limitation, any and all tort claims, contract claims, whether brought pursuant to the terms of the Asset Purchase Agreement or otherwise, fiduciary duty claims, public policy claims, statutory claims and any and all relevant claims arising under any federal, state or other governmental statute, law, regulation or ordinance. Notwithstanding the foregoing, none of the PMG Companies or the Sellers are releasing the Buyer Released Parties from any of the following claims (collectively, the “PMG Excluded Claims”): (a) any rights which cannot be waived as a matter of law; (b) any claim arising from the breach of this Agreement; (c) any rights to indemnification under the Asset Purchase Agreement applicable to such Party; (d) any rights that any such Party may have as a shareholder of Buyer; (e) any rights that any Seller may have under his respective Employment Agreement with Buyer, and under any other agreement relating to the employment of any Seller thereby; and (f) any rights of any such Party under the Escrow Agreement. Other than the PMG Excluded Claims, neither Seller nor any of the PMG Companies is aware of any claims that he or it has or might have against any Buyer Released Party.
(b)    Release by Buyer. In consideration for the release of claims by Sellers and each of the PMG Companies set forth in Section 3(a) above, Buyer, for itself and for each of the current and former parent corporations, subsidiaries, affiliates, employee benefit plans and related entities or corporations, and their past and present officers, directors, shareholders, employees, creditors, fiduciaries, agents, employees, partners, attorneys, representatives, promoters, heirs, predecessors, successors, and assigns of Buyer, does hereby waive, release, acquit and forever discharge each Seller, each of the PMG Companies and each of its current, former, and future parent corporations, subsidiaries, affiliates, employee benefit plans and related entities or corporations, and their past and present officers, directors, shareholders, employees, creditors, fiduciaries, agents, employees, partners, attorneys, representatives, promoters, heirs, predecessors, successors, and assigns, in their capacity as such (each a “PMG Released Party”), from any and all claims, actions, charges, complaints, grievances and causes of action (hereinafter collectively referred to as the “Buyer Released Claims”), of whatever nature, whether known or unknown, which exist or may exist on behalf of Buyer against any PMG Released Party as of the date of this Agreement, except for each Buyer Excluded Claim, as defined below. Buyer understands and agrees that he and it is waiving any and all rights that such Party may have had, now has, or in the future may have, to pursue any and all remedies available to any such Party under any cause of action, including without limitation, any and all tort claims, contract claims, whether brought pursuant to the terms of the Asset Purchase Agreement or otherwise, fiduciary duty claims, public policy claims, statutory claims and any and all relevant claims arising under any federal, state or other governmental statute, law, regulation or ordinance. Notwithstanding the foregoing, Buyer is not releasing any of the PMG Released Parties from any of the following claims (collectively, the “Buyer Excluded Claims”): (a) any rights which cannot be waived as a matter of law; (b) any claim arising from the breach of this Agreement; (c) any rights to indemnification under the Asset Purchase Agreement applicable to Buyer; (d) any rights of Buyer under the Escrow Agreement; (e) any rights that Buyer may have under the Employment Agreement with any Seller, and under any other agreement relating to the employment of any Seller thereby; and (f) any right to indemnification of Buyer under Sections 2(a) and (b) above. Other than the Buyer Excluded Claims, Buyer is not aware of any claims that it has or might have against any PMG Released Party.
4.    Waiver Of Unknown Claims. Each of the Sellers, each of the PMG Companies and Buyer acknowledge that he or it may hereafter discover claims or facts in addition to or different from those that such Party now knows or believes to exist with respect to the subject matter of the releases contained in Section 3 of this Agreement and which, if known or suspected at the time of executing this Agreement, might have materially affected such Party’s release or such Party’s decision to enter into this Agreement. Nevertheless, each waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts. In particular, and without limiting the foregoing, each such Party acknowledges that he or it has read and understand Section 1542 of the California Civil Code which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release which if known by him or her must have materially affected his or her settlement with the debtor.”
Each such Party hereby expressly waives and relinquishes all rights and benefits under that provision of California law and any law of any jurisdiction of similar effect with respect to the release of any and all of the PMG Released Claims or the Buyer Released Claims, as the case may be, hereunder. In that regard, each such Party agrees that the releases set forth in this section shall be and remain in effect in all respects as complete general releases as to the matters so released.
5.    Termination of Applicable Provisions. This Agreement constitutes a single, integrated, written contract, expressing the entire agreement between the Parties with respect to the subject matter contained herein and supersedes and replaces all relevant provisions of the Asset Purchase Agreement relating to the payment of any amounts due or owed to the Sellers and/or the PMG Companies, including without limitation, each and every provision relating to any Post-Closing Payment, each of which is hereby terminated by the Parties.
6.    Severability. Each of the Sellers and each of the PMG Companies agree that if any provision of the release given under this Agreement is found to be unenforceable or illegal, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.
7.    Successors And Assigns. It is expressly understood and agreed by the Parties that this Agreement and all of its terms shall be binding upon the Parties’ respective representatives, heirs, executors, administrators, successors and assigns, and shall inure to the benefit of each of the Buyer’s and/or each of the PMG Companies’ current, former, and future corporate parents, subsidiaries, related entities, affiliates, employee benefit plans, and related entities or corporations and their past and present officers, directors, shareholders, creditors, fiduciaries, agents, employees, partners, attorneys, representatives, promoters, heirs, predecessors, successors, and assigns and to each of the Seller’s heirs, administrators, successors and assigns, as the case may be.
8.    Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
9.    Attorney’s Fees. The prevailing Party in any action to enforce the terms of this Agreement shall be entitled to the collection of his or its costs and expenses in connection therewith, including without limitation, reasonably attorneys’ fees.
10.    Counterparts. Each Party is permitted to execute this Agreement in multiple counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same instrument. Each Party is permitted to deliver this Agreement to the other Parties by means of delivery of one or more counterpart signature pages via facsimile or an attachment to an email in portable document format (.pdf). Any photographic copy, photocopy, or similar reproduction of this Agreement, any electronic file of this Agreement in portable document format (.pdf), or any copy of this Agreement delivered by facsimile transmission, in each case with all signatures reproduced on one or more sets of signature pages, will be considered as if it were manually executed.

IN WITNESS WHEREOF, the Parties hereto have executed this Settlement Agreement and General Release on the date first written above.

BUYER
GLOBAL EAGLE ENTERTAINMENT INC.

By:    /s/ David Davis
Name: David Davis
Title: Chief Financial Officer

GEE CONTENT SERVICES CORPORATION

By:    /s/ David Davis
Name: David Davis
Title: Chief Financial Officer

GEE NEWCO CORPORATION

By:    /s/ David Davis
Name: David Davis
Title: Chief Financial Officer

PMG CALIFORNIA, INC.

By: /s/ Michael Pigott
Name: Michael Pigott
Title: VP Legal

DTI SOFTWARE FZ-LLC

By: /s/ Michael Pigott
Name: Michael Pigott
Title: VP Legal

GLOBAL EAGLE ENTERTAINMENT                 LUXEMBOURG II     S.A.R.L.

By:    /s/ David Davis
Name: David Davis
Title: Chief Financial Officer

PMG

Warnani PM, LLC, a California limited liability company formerly known as Post Modern Edit, LLC, a California limited liability company dba Post Modern Group, LLC

By: /s/ Rick Warren
                            Rick Warren
                            Manager and President

By: Hamid Samnani
                            Hamid Samnani
                            Manager and Vice President

SELLERS

RICHARD WARREN

By: /s/ Rick Warren
                            Rick Warren

HAMID SAMNANI

By: /s/ Hamid Samnani
                            Hamid Samnani

Exhibit A
The PMG Companies

1.	Post Modern Edit, LLC, a California limited liability company

2.	Sea Movies, LLC, a California limited liability company

3.	Media Orbit Networks, LLC, a California limited liability company

4.	Over the Line, LLC, a California limited liability company

5.	Airline Media Productions, LLC, a California limited liability company

6.	Post Modern Middle East FZ-LLC, a UAE limited liability company

7.	Post Modern Non-Theatrical Distribution, LLC, a California limited liability company

8.	Post Modern Distribution, LLC, a California limited liability company

9.	8383383 Canada Ltd., a Canadian corporation

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